October 21, 2005

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

Re: Effective Profitable Software, Inc.

Dear Sir/Madam:

This is to confirm that the client-auditor relationship between Effective Profitable Software, Inc. and Gately & Associates, LLC ceased as of September 9, 2005 in regards to all accounting and auditing services and all quarterly reports up through and including January 31, 2005. For the most recent fiscal year and any subsequent interim period through Gately & Associates, LLC’s dismissal on September 9, 2005, there has been no disagreement between the Company and Gately & Associates, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Gately & Associates, LLC would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

I have read Item 4(a)(ii) included in the Form 8K dated October 19, 2005 of Effective Profitable Software, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

GATELY & ASSOCIATES, LLC

BY:	/s/ James Gately
James Gately